Exhibit 10.7


                         REVOLVING CREDIT AGREEMENT



                                by and among



                          BDM INTERNATIONAL, INC.,

                         THE LENDERS PARTY HERETO,

                           CORESTATES BANK, N.A.,

                                As Co-Agent



                                    and



                    THE FIRST NATIONAL BANK OF CHICAGO,

                                  As Agent



                       dated as of September 7, 1995

                             TABLE OF CONTENTS


ARTICLE I   DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II  THE CREDITS   . . . . . . . . . . . . . . . . . . . . . .    14

      2.1.  Description of Facility   . . . . . . . . . . . . . . . .    14
      2.2.  Availability of Facility  . . . . . . . . . . . . . . . .    14
      2.3.  Committed Advances  . . . . . . . . . . . . . . . . . . .    14

            2.3.1.   Commitment   . . . . . . . . . . . . . . . . . .    14
            2.3.2.   Ratable Loans; Types of Advances   . . . . . . .    14
            2.3.3.   Minimum Amount of Each Committed Advance   . . .    14
            2.3.4.   Applicable Margin  . . . . . . . . . . . . . . .    15
            2.3.5.   Method of Selecting Types and Interest Periods for
                       New Committed Advances . . . . . . . . . . . .    16
            2.3.6.   Conversion and Continuation of Outstanding
                       Advances   . . . . . . . . . . . . . . . . . .    16

      2.4.  Competitive Bid Advances  . . . . . . . . . . . . . . . .    17

            2.4.1.   Competitive Bid Option; Repayment of
                       Competitive Bid Advances . . . . . . . . . . .    17
            2.4.2.   Competitive Bid Quote Request  . . . . . . . . .    17
            2.4.3.   Invitation for Competitive Bid Quotes  . . . . .    18
            2.4.4.   Submission and Contents of Competitive Bid
                       Quotes   . . . . . . . . . . . . . . . . . . .    18
            2.4.5.   Notice to Borrower   . . . . . . . . . . . . . .    19
            2.4.6.   Acceptance and Notice by Borrower  . . . . . . .    19
            2.4.7.   Allocation by the Agent  . . . . . . . . . . . .    19
            2.4.8.   Administration Fee   . . . . . . . . . . . . . .    20

      2.5.  Method of Borrowing   . . . . . . . . . . . . . . . . . .    20
      2.6.  Fees      . . . . . . . . . . . . . . . . . . . . . . . .    20

            2.6.1.   Commitment Fee   . . . . . . . . . . . . . . . .    20
            2.6.2.   Facility Fee   . . . . . . . . . . . . . . . . .    20
            2.6.3.   Agent Fees   . . . . . . . . . . . . . . . . . .    20

      2.7.  Reductions in Aggregate Commitment; Principal
              Payments  . . . . . . . . . . . . . . . . . . . . . . .    21

            2.7.1.   Reductions in Aggregate Commitment   . . . . . .    21
            2.7.2.   Principal Payments   . . . . . . . . . . . . . .    21

      2.8.  Changes in Interest Rate. etc.  . . . . . . . . . . . . .    21
      2.9.  Rates Applicable After Default  . . . . . . . . . . . . .    21
      2.10. Method of Payment   . . . . . . . . . . . . . . . . . . .    22

            2.10.1.  General  . . . . . . . . . . . . . . . . . . . .    22
            2.10.2.  Currency of Payment  . . . . . . . . . . . . . .    22

      2.11. Notes; Telephonic Notices   . . . . . . . . . . . . . . .    22
      2.12. Interest Payment Dates; Interest and Fee Basis  . . . . .    23
      2.13. Notification by Agent   . . . . . . . . . . . . . . . . .    23
      2.14. Lending Installations   . . . . . . . . . . . . . . . . .    23
      2.15. Non-Receipt of Funds by the Agent   . . . . . . . . . . .    23
      2.16. Withholding Tax Exemption   . . . . . . . . . . . . . . .    24
      2.17. Change in Circumstances   . . . . . . . . . . . . . . . .    24

            2.17.1.  Taxes  . . . . . . . . . . . . . . . . . . . . .    24
            2.17.2.  Yield Protection   . . . . . . . . . . . . . . .    25
            2.17.3.  Changes in Capital Adequacy Regulations  . . . .    26
            2.17.4.  Availability of Types of Advances  . . . . . . .    26
            2.17.5.  Funding Indemnification  . . . . . . . . . . . .    26
            2.17.6.  Mitigation of Additional Costs;
                       Replacement of Lenders   . . . . . . . . . . .    26
            2.17.7.  Lender Statements; Survival of Indemnity   . . .    27

      2.18. Market Disruption   . . . . . . . . . . . . . . . . . . .    27

ARTICLE III THE LETTER OF CREDIT SUBFACILITY  . . . . . . . . . . . .    28

      3.1.  Obligation to Issue   . . . . . . . . . . . . . . . . . .    28
      3.2.  Types and Amounts   . . . . . . . . . . . . . . . . . . .    28
      3.3.  Conditions  . . . . . . . . . . . . . . . . . . . . . . .    28
      3.4.  Procedure for Issuance of Facility Letters of Credit  . .    29
      3.5.  Reimbursement Obligations; Duties of Issuing Banks  . . .    30
      3.6.  Participation   . . . . . . . . . . . . . . . . . . . . .    31
      3.7.  Payment of Reimbursement Obligations  . . . . . . . . . .    32
      3.8.  Compensation for Facility Letters of Credit   . . . . . .    32
      3.9.  Letter of Credit Collateral Account   . . . . . . . . . .    33

ARTICLE IV CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . .    33

      4.1.  Initial Advance and Facility Letter of Credit   . . . . .    33
      4.2.  Each Advance and Facility Letter of Credit  . . . . . . .    35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BORROWER  . . . . . . . .    35

      5.1.  Corporate Existence and Standing  . . . . . . . . . . . .    35
      5.2.  Authorization and Validity  . . . . . . . . . . . . . . .    35
      5.3.  No Conflict; Government Consent   . . . . . . . . . . . .    35
      5.4.  Financial Statements  . . . . . . . . . . . . . . . . . .    36
      5.5.  Material Adverse Change   . . . . . . . . . . . . . . . .    36
      5.6.  Taxes     . . . . . . . . . . . . . . . . . . . . . . . .    36
      5.7.  Litigation and Contingent Obligations   . . . . . . . . .    36
      5.8.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .    36
      5.9.  ERISA     . . . . . . . . . . . . . . . . . . . . . . . .    36
      5.10. Accuracy of Information   . . . . . . . . . . . . . . . .    37
      5.11. Regulation U  . . . . . . . . . . . . . . . . . . . . . .    37

      5.12. Material Agreements   . . . . . . . . . . . . . . . . . .    37
      5.13. Compliance With Laws  . . . . . . . . . . . . . . . . . .    37
      5.14. Ownership of Properties   . . . . . . . . . . . . . . . .    37
      5.15. Investment Company Act  . . . . . . . . . . . . . . . . .    37
      5.16. Public Utility Holding Company Act  . . . . . . . . . . .    37
      5.17. Subordinated Indebtedness   . . . . . . . . . . . . . . .    37
      5.18. Insurance .   . . . . . . . . . . . . . . . . . . . . . .    38
      5.19. Solvency  . . . . . . . . . . . . . . . . . . . . . . . .    38
      5.20. Single Business Enterprise  . . . . . . . . . . . . . . .    38

ARTICLE VI COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .    39

      6.1.  Financial Reporting   . . . . . . . . . . . . . . . . . .    39
      6.2.  Use of Proceeds   . . . . . . . . . . . . . . . . . . . .    40
      6.3.  Notice of Default   . . . . . . . . . . . . . . . . . . .    40
      6.4.  Conduct of Business   . . . . . . . . . . . . . . . . . .    40
      6.5.  Taxes     . . . . . . . . . . . . . . . . . . . . . . . .    40
      6.6.  Insurance   . . . . . . . . . . . . . . . . . . . . . . .    40
      6.7.  Compliance with Laws  . . . . . . . . . . . . . . . . . .    41
      6.8.  Maintenance of Properties   . . . . . . . . . . . . . . .    41
      6.9.  Inspection  . . . . . . . . . . . . . . . . . . . . . . .    41
      6.10. Dividends   . . . . . . . . . . . . . . . . . . . . . . .    41
      6.11. Indebtedness  . . . . . . . . . . . . . . . . . . . . . .    41
      6.12. Merger    . . . . . . . . . . . . . . . . . . . . . . . .    42
      6.13. Sale of Assets  . . . . . . . . . . . . . . . . . . . . .    42
      6.14. Affiliates  . . . . . . . . . . . . . . . . . . . . . . .    42
      6.15. Subordinated Indebtedness   . . . . . . . . . . . . . . .    42
      6.16. Investments and Acquisitions  . . . . . . . . . . . . . .    42

            6.16.1.  Investments   . . . . . . . . . . . . . . . . . .   42
            6.16.2.  Acquisitions  . . . . . . . . . . . . . . . . . .   43

      6.17. Liens     . . . . . . . . . . . . . . . . . . . . . . . .    43
      6.18  Financial Covenants -   . . . . . . . . . . . . . . . . .    43

            6.18.1.  Debt to Total Capitalization   . . . . . . . . .    44
            6.18.2.  Debt to EBITDA   . . . . . . . . . . . . . . . .    44

ARTICLE VII DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . .    44

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES   . . . .    46

      8.1.  Acceleration  . . . . . . . . . . . . . . . . . . . . . .    46
      8.2.  Amendments  . . . . . . . . . . . . . . . . . . . . . . .    46
      8.3.  Preservation of Rights  . . . . . . . . . . . . . . . . .    47

ARTICLE IX GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . .    47

      9.1.  Survival of Representations   . . . . . . . . . . . . . .    47
      9.2.  Governmental Regulation   . . . . . . . . . . . . . . . .    47
      9.3.  Taxes     . . . . . . . . . . . . . . . . . . . . . . . .    48
      9.4.  Headings  . . . . . . . . . . . . . . . . . . . . . . . .    48
      9.5.  Entire Agreement  . . . . . . . . . . . . . . . . . . . .    48
      9.6.  Several Obligations; Benefits of this Agreement   . . . .    48
      9.7.  Expenses; Indemnification   . . . . . . . . . . . . . . .    48
      9.8.  Numbers of Documents  . . . . . . . . . . . . . . . . . .    48
      9.9.  Accounting  . . . . . . . . . . . . . . . . . . . . . . .    48
      9.10. Severability of Provisions  . . . . . . . . . . . . . . .    49
      9.11. Nonliability of Lenders   . . . . . . . . . . . . . . . .    49
      9.12. Language  . . . . . . . . . . . . . . . . . . . . . . . .    49
      9.13. CHOICE OF LAW   . . . . . . . . . . . . . . . . . . . . .    49
      9.14. CONSENT TO JURISDICTION   . . . . . . . . . . . . . . . .    49
      9.15. WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . .    49
      9.16. Confidentiality   . . . . . . . . . . . . . . . . . . . .    50

ARTICLE X THE AGENT   . . . . . . . . . . . . . . . . . . . . . . . .    50

      10.1. Appointment   . . . . . . . . . . . . . . . . . . . . . .    50
      10.2. Powers    . . . . . . . . . . . . . . . . . . . . . . . .    50
      10.3. General Immunity  . . . . . . . . . . . . . . . . . . . .    50
      10.4. No Responsibility for Loans, Recitals, etc.   . . . . . .    50
      10.5. Action on Instructions of Lenders   . . . . . . . . . . .    50
      10.6. Employment of Agents and Counsel  . . . . . . . . . . . .    51
      10.7. Reliance on Documents; Counsel  . . . . . . . . . . . . .    51
      10.8. Agent's Reimbursement and Indemnification   . . . . . . .    51
      10.9. Rights as a Lender  . . . . . . . . . . . . . . . . . . .    51
      10.10.Lender Credit Decision  . . . . . . . . . . . . . . . . .    51
      10.11.Successor Agent   . . . . . . . . . . . . . . . . . . . .    52

ARTICLE XI SETOFF; RATABLE PAYMENTS   . . . . . . . . . . . . . . . .    52

      11 1. Setoff    . . . . . . . . . . . . . . . . . . . . . . . .    52
      11.2. Ratable Payments  . . . . . . . . . . . . . . . . . . . .    52

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS   . . .    53

      12.1. Successors and Assigns  . . . . . . . . . . . . . . . . .    53
      12.2. Participations  . . . . . . . . . . . . . . . . . . . . .    53

            12.2.1.  Permitted Participants; Effect   . . . . . . . .    53
            12.2.2.  Voting Rights  . . . . . . . . . . . . . . . . .    53
            12.2.3.  Benefit of Setoff  . . . . . . . . . . . . . . .    54

      12.3. Assignments   . . . . . . . . . . . . . . . . . . . . . .    54

            12.3.1.  Permitted Assignments  . . . . . . . . . . . . .    54
            12.3.2.  Effect; Effective Date   . . . . . . . . . . . .    54

      12.4. Dissemination of Information  . . . . . . . . . . . . . .    55
      12.5. Tax Treatment   . . . . . . . . . . . . . . . . . . . . .    55

ARTICLE XIII NOTICES  . . . . . . . . . . . . . . . . . . . . . . . .    55

      13.1. Giving Notice   . . . . . . . . . . . . . . . . . . . . .    55
      13.2. Change of Address   . . . . . . . . . . . . . . . . . . .    55

ARTICLE XIV COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . .    55

                           EXHIBITS AND SCHEDULES
                           ----------------------

EXHIBIT "A-1"        COMMITTED NOTE   . . . . . . . . . . . . . . . .    59

EXHIBIT "A-2"        COMPETITIVE BID NOTE   . . . . . . . . . . . . .    61

EXHIBIT "B"          COMPETITIVE BID QUOTE REQUEST  . . . . . . . . .    63

EXHIBIT "C"          INVITATION FOR COMPETITIVE BID QUOTES  . . . . .    64

EXHIBIT "D"          COMPETITIVE BID QUOTE  . . . . . . . . . . . . .    65

EXHIBIT "E"          FORM OF OPINION  . . . . . . . . . . . . . . . .    67

EXHIBIT "F"          LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION      69

EXHIBIT "G"          COMPLIANCE CERTIFICATE   . . . . . . . . . . . .    70

EXHIBIT "H"          GUARANTY COUNTERPART   . . . . . . . . . . . . .    73

EXHIBIT "I"          ASSIGNMENT AGREEMENT   . . . . . . . . . . . . .    75



SCHEDULE "1"         PERCENTAGES  . . . . . . . . . . . . . . . . . .    83

SCHEDULE "2"         LENDING INSTALLATIONS  . . . . . . . . . . . . .    84

SCHEDULE "3"         LITIGATION   . . . . . . . . . . . . . . . . . .    88

SCHEDULE "4"         SUBSIDIARIES AND OTHER INVESTMENTS   . . . . . .    89

SCHEDULE "5"         INDEBTEDNESS AND LIENS   . . . . . . . . . . . .    92

SCHEDULE "6"         AFFILIATED TRANSACTIONS  . . . . . . . . . . . .    93

SCHEDULE "7"         EXISTING LETTERS OF CREDIT   . . . . . . . . . .    94

                         REVOLVING CREDIT AGREEMENT



      This Agreement, dated as of September 7, 1995, is among BDM
International, Inc., a Delaware corporation, the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:


                                 ARTICLE I

                                DEFINITIONS
                                -----------

      As used in this Agreement:

      "Absolute Rate" means, with respect to a Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.4.6.

      "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

      "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.4.

      "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance or an Absolute Rate Loan, a period of not less than 7 and not more than 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement, but in no event extending beyond the Termination Date. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

      "Absolute Rate Loan" means a Loan, denominated in Dollars, which bears interest at an Absolute Rate.

      "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires (A) all or a substantial part of the assets, (B) one or more manufacturing lines or (C) a going business or division, of any Person whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least 10% (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a 10% (by percentage or voting power) ownership interest in any partnership or joint venture.

      "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the Borrower of the same Type (or on the same interest basis in the case of Competitive Bid Advances) and, in the case of Eurocurrency Advances, denominated in the same Eurocurrency and, in the case of Fixed Rate Advances, for the same Interest Period and includes both a Committed Advance and a Competitive Bid Advance.

      "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

      "Agent" means The First National Bank of Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

      "Aggregate Available Commitment" means at any time the Aggregate Commitment minus the Facility Letter of Credit Obligations.
           -----

      "Aggregate Commitment" means $150,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

      "Agreement" means this revolving credit agreement, as it may be amended or modified and in effect from time to time.

      "Agreement Accounting Principles" means generally accepted accounting principles as in effect as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

      "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day or
(ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

      "Alternate Base Rate Advance" means an Advance, denominated in Dollars, which bears interest at the Alternate Base Rate.

      "Alternate Base Rate Loan" means a Loan, denominated in Dollars, which bears interest at the Alternate Base Rate.

      "Applicable Margin" means, at any date of determination thereof with respect to any Eurocurrency Committed Advance, the commitment fees payable pursuant to Section 2.6.1, the facility fees payable pursuant to Section
2.6.2 and Facility Letter of Credit Fees, the respective rates per annum for such Eurocurrency Committed Advance, commitment fees, facility fees and Facility Letter of Credit Fees calculated in accordance with the terms of
Section 2.3.4.

      "Article" means an article of this Agreement unless another document is specifically referenced.

      "Authorized Officer" means the Chief Financial Officer or the Controller of the Borrower or, solely for purposes of Article III, of any Domestic Subsidiary, in any case acting singly.

      "Borrower" means BDM International, Inc., a Delaware corporation, and its successors and assigns.

      "Borrowing Date" means a date on which an Advance is made hereunder.

      "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and London for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities.

      "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

      "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower; provided however, that a Change in Control
                                 -------- -------
shall not occur by virtue of the acquisition of voting stock by (a) the Borrower's employee stock ownership plan, (b) the Carlyle Group, L.P. and all Affiliates of the Carlyle Group, L.P. or (c) the Borrower's 401-K plan.

      "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

      "Commercial Letter of Credit" means a commercial, documentary or trade Letter of Credit issued by an Issuing Bank pursuant to Section 3.1.

      "Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility Letters of Credit not exceeding an amount equal to the product of (i) the then existing Aggregate Commitment and (ii) the Percentage applicable to such Lender.

      "Committed Advance" means a borrowing hereunder consisting of the aggregate amount of the several Committed Loans made by the Lenders to the Borrower at the same time, of the same Type and, in the case of Eurocurrency Committed Advances, denominated in the same Eurocurrency and for the same Interest Period.

      "Committed Borrowing Notice" is defined in Section 2.3.5.

      "Committed Loan" means a Loan made by a Lender pursuant to Section
2.3.

      "Committed Note" means a promissory note, in substantially the form of Exhibit "A-1" hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

      "Competitive Bid Advance" means a Eurodollar Bid Rate Advance or an Absolute Rate Advance.

      "Competitive Bid Acceptance Notice" is defined in Section 2.4.6.

      "Competitive Bid Auction" means an Absolute Rate Auction or a Eurodollar Auction.

      "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, as the case may be.

      "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

      "Competitive Bid Note" means a promissory note in substantially the form of Exhibit "A-2" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

      "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit "D" hereto completed and delivered by a Lender to the Agent in accordance with Section 2.4.4.

      "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit "B" hereto completed and delivered by the Borrower to the Agent in accordance with Section 2.4.2.

      "Condemnation" is defined in Section 7.8.

      "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person (including but not limited to Financial Guaranties), or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit.

      "Conversion/Continuation Notice" is defined in Section 2.3.6(c).

      "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any, of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

    "Corporate Base Rate" means a rate per annum equal to the "corporate base rate of interest" announced by First Chicago from time to time, changing when and as said corporate base rate changes.

      "Debt" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade),
(iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) Financial Guaranties and (vii) Standby Letters of Credit.

      "Default" means an event described in Article VII, provided that any
                                                         --------
requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Determination Date" means the last day of each fiscal quarter of the Borrower and the date that each Permitted Acquisition described in clause
(ii) of such definition is consummated.

      "Dollar" or "$" means United States Dollars.

      "Dollar Equivalent" of a Foreign Currency Loan means the Dollar equivalent of the amount of such Foreign Currency Loan, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such Foreign Currency on the London market at 11:00 a.m. London time, two Business Days prior to the date on which such amount is to be determined.

      "Domestic Subsidiary" means any Subsidiary which is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

      "EBITDA" means, for any period, Net Income plus (a) to the extent
                                                 ----
deducted in determining Net Income, the sum of interest expense, income tax expense, depreciation expense and amortization expense, plus (b)
                                                        ----
extraordinary or unusual losses or other losses not incurred in the ordinary course of business included in the calculation of Net Income, plus
                                                                       ----
(c) any non-cash charge against Net Income required to be recognized in connection with the issuance of capital stock to employees (whether upon lapse of vesting restrictions, exercise of employee options or otherwise), plus (d) any non-cash charge against Net Income required to be recognized
----
in connection with employee pension plans, minus (e) extraordinary or
                                           -----
unusual gains or other gains not incurred in the ordinary course of business included in the calculation of Net Income, all determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

      "Effective Date" is defined in Section 4.1.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

      "Eurocurrency" means, subject to Section 2.18, (i) Dollars, (ii) Australian dollars, Belgian francs, Canadian dollars, Deutsche marks, Dutch guilders, european currency units, French francs, Hong Kong dollars, Italian lira, Japanese yen, pounds sterling, Spanish pesetas, Swedish kroner and Swiss francs, so long as any such currency is one (A) which is freely transferable and convertible into Dollars and (B) in which deposits are customarily offered to banks in the London interbank market, and (iii) any other currency (A) which is freely transferable and convertible into Dollars, (B) in which deposits are customarily offered to banks in the London interbank market, (C) which the Borrower requests the Administrative Agent to include as a Eurocurrency hereunder and (D) which is acceptable to each Lender.

      "Eurocurrency Advance" means a Eurocurrency Committed Advance or a Eurodollar Bid Rate Advance, as applicable.

      "Eurocurrency Base Rate" means with respect to any Eurocurrency Advance for the relevant Eurocurrency Interest Period, the rate determined by the Agent to be the rate at which deposits in the applicable Eurocurrency are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurocurrency Interest Period, in the approximate amount of First Chicago's relevant Eurocurrency Loan, or, in the case of a Eurodollar Bid Rate Advance, the amount of the Eurodollar Bid Rate Advance requested by the Borrower, and having a maturity approximately equal to such Eurocurrency Interest Period.

      "Eurocurrency Committed Advance" means a Committed Advance which bears interest at a Eurocurrency Rate requested by the Borrower pursuant to
Section 2.3, including, but not limited to, Eurodollar Committed Advances.

      "Eurocurrency Committed Loan" means a Committed Loan which bears interest at a Eurocurrency Rate requested by the Borrower pursuant to
Section 2.3, including but not limited to, Eurodollar Committed Loans.

      "Eurocurrency Interest Period" means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurocurrency Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day
--------  -------
in such next, second, third or sixth succeeding month, such Eurocurrency Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurocurrency Interest Period would otherwise end on a day which is not a Business Day, such Eurocurrency Interest Period shall end on the next succeeding Business Day; provided,
                                                               --------
however, that if said next succeeding Business Day falls in a new calendar
-------
month, such Eurocurrency Interest Period shall end on the immediately preceding Business Day.

      "Eurocurrency Loan" means a Eurocurrency Committed Loan or a Eurodollar Bid Rate Loan, as applicable.

      "Eurocurrency Rate" means, with respect to a Eurocurrency Committed Advance for the relevant Eurocurrency Interest Period, the sum of (i) the percentage indicated as the Applicable Margin for the Eurocurrency Rate plus (ii) the quotient of (a) the Eurocurrency Base Rate applicable to such
----
Eurocurrency Interest Period, divided by (b) either (1) for any Eurodollar Committed Advance, a number equal to one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurocurrency Interest Period or
(2) for any other Eurocurrency Committed Advance, the number one. The Eurocurrency Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

      "Eurodollar Advance" means a Eurodollar Committed Advance or a Eurodollar Bid Rate Advance.

      "Eurodollar Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.4.

      "Eurodollar Bid Rate" means, with respect to a Loan made by a given Lender for the relevant Eurocurrency Interest Period, the sum of (i) the Eurocurrency Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to Section 2.4.6.

      "Eurodollar Bid Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Eurodollar Bid Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

      "Eurodollar Bid Rate Loan" means a Competitive Bid Loan, denominated in Dollars, which bears interest at a Eurodollar Bid Rate.

      "Eurodollar Committed Advance" means a Committed Advance, denominated in Dollars, which bears interest at the Eurocurrency Rate.

      "Eurodollar Committed Loan" means a Committed Loan, denominated in Dollars, which bears interest at the Eurocurrency Rate.

      "Existing Letter of Credit" means any Letter of Credit issued by either CoreStates Bank, N.A. or Signet Bank prior to the date of this Agreement and listed on Schedule "7" attached hereto.

      "Facility Letter of Credit" means a Commercial Letter of Credit or Standby Letter of Credit that is either (i) issued by an Issuing Bank pursuant to Section 3.1 or (ii) an Existing Letter of Credit.

      "Facility Letter of Credit Fee" is defined in Section 3.8.

      "Facility Letter of Credit Obligations" means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

      "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

      "Financial Guaranties" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses or contingently agrees to provide funds for the repayment of money borrowed by or advanced to or for the account of another Person.

      "Financial Letter of Credit" means any Standby Letter of Credit which represents an irrevocable obligation to the beneficiary on the part of the Issuing Bank (i) to repay money borrowed by or advanced to or for the account of the account party or (ii) to make any payment on account of any indebtedness undertaken by the account party, in the event the account party fails to fulfill its obligation to the beneficiary.

      "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

      "Fixed Rate" means the Eurocurrency Rate, the Eurodollar Bid Rate or the Absolute Rate.

      "Fixed Rate Advance" means an Advance which bears interest at a Fixed
Rate.

      "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

      "Foreign Currency" means any Eurocurrency other than Dollars.

      "Foreign Currency Advance" means any Advance in a Foreign Currency.

      "Foreign Currency Loan" means any Loan in a Foreign Currency.

      "Foreign Subsidiary" means any Subsidiary that is not a Domestic
Subsidiary.

      "Funded Debt" means, without duplication, for the Borrower and its Subsidiaries on a consolidated basis, all obligations for borrowed money determined in accordance with Agreement Accounting Principles.

      "Governmental Agency" means any government, foreign or domestic, or any state, department or other political subdivision thereof, or governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or instrumentality (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity, directly or indirectly owned by or subject to the control of any of the foregoing.

      "Guarantors" means all of the Subsidiaries as of the Effective Date (other than the Specified Subsidiaries) and any New Subsidiaries formed after the Effective Date, and their respective successors and assigns.

      "Guaranty" means that certain Guaranty dated as of September 7, 1995 executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

      "IABG" means, collectively, IABG Holding GmbH, a German corporation, Umwelttechnologie und Sanierungsmanagement GmbH, a German corporation, and Industrieanlagen-Betriebsgesellschaft mbH, a stock company organized under the laws of Germany.

      "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) net liabilities under Rate Hedging Agreements and (vii) Contingent Obligations.

      "Interest Period" means a Eurocurrency Interest Period or an Absolute Rate Interest Period.

      "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

      "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit "C" hereto, completed and delivered by the Agent to the Lenders in accordance with
Section 2.4.3.

      "Issuance Date" is defined in Section 3.4(a).

      "Issuance Notice" is defined in Section 3.4(c).

      "Issuing Bank" means, with respect to each (i) Existing Letter of Credit, either CoreStates Bank, N.A. or Signet Bank, as the case may be and
(ii) other Facility Letter of Credit, First Chicago or such other Lender selected by the Borrower or any Domestic Subsidiary to issue such Facility Letter of Credit, so long as such Lender consents to such selection.

      "Judgment Currency" is defined in Section 2.10.2.

      "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

      "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

      "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

      "Letter of Credit Collateral Account" is defined in Section 3.9.

      "Letter of Credit Request" is defined in Section 3.4(a).

      "Level I Status" is defined in Section 2.3.4.

      "Level II Status" is defined in Section 2.3.4.

      "Level III Status" is defined in Section 2.3.4.

      "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

      "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

      "Loan Documents" means this Agreement and the Notes.

      "Marketable Securities" means any Investment in any of the following:
(i) Short-term obligations of, or fully guaranteed by, the United States of America; (ii) Commercial paper rated A-I or better by S&P or P-I or better by Moody's; (iii) Demand deposit accounts maintained in the ordinary, course of business; and (iv) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

      "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

      "Moody's" means Moody's Investors Service, Inc.

      "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

      "Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis determined in conformity with Agreement Accounting Principles.

      "Net Worth" means the aggregate amount of common shareholders equity as determined from a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles.

      "New Subsidiary" is defined in Section 6.16.2.

      "Notes" means, collectively, the Committed Notes and the Competitive Bid Notes.

      "Notice of Assignment" is defined in Section 12.3.2.

      "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility Letter of Credit Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

      "Participants" is defined in Section 12.2.1.

      "Payment Date" means the last day of each March, June, September and December.

      "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Percentage" means, for each Lender the percentage set forth opposite its name on Schedule "1" attached hereto, as such percentage (and such schedule) may be modified from time to time pursuant to the terms hereof, including but not limited to the provisions of Section 12.3.2.

      "Performance Letter of Credit" means any Standby Letter of Credit which represents an irrevocable obligation to the beneficiary on the part of the Issuing Bank to make payment on account of any default by the account party in the performance of a nonfinancial or commercial obligation.

      "Permitted Acquisition" means either an Acquisition: (i) for a purchase price that does not exceed $500,000 made at a time when no Default or Unmatured Default exists or would exist after giving effect to such Acquisition or (ii) (a) for a purchase price that exceeds $500,000, (b) made at a time when no Default or Unmatured Default exists or would exist after giving effect to such Acquisition, (c) for which the board of directors of the Person being acquired has approved the terms of the Acquisition, (d) in the form of a merger (so long as the Borrower or a Wholly-Owned Subsidiary is the survivor), purchase of stock or purchase of assets and (e) for which the Borrower has first provided the Lenders with
(1) financial information with respect to the target of the Acquisition (including historical and pro forma financial statements) and (2) a description of the target of the Acquisition (which description confirms that such entity is in the same line of business as the Borrower).

      "Person" means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

      "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

      "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

      "Purchasers" is defined in Section 12.3.1.

      "Rate Hedging Agreements" of a Person means (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

      "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under Rate Hedging Agreements.

      "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     "Reimbursement Obligations" means, at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Banks and the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Banks and the Agent under or in respect of the Facility Letters of Credit.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more, but does not include any amounts payable under Capitalized Leases of such Person.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the sum of (i) the Dollar Equivalent of the aggregate unpaid principal amount of the outstanding Advances plus (ii) the Facility Letter of Credit Obligations.
----

     "Reserve Requirement" means, with respect to a Eurocurrency Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "S&P" means Standard and Poor's Ratings Group.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Specified Currency" is defined in Section 2.10.2.

     "Specified Place" is defined in Section 2.10.2.

     "Specified Subsidiaries" means, collectively, IABG, BDM Services Arabia, Limited, a Saudi Arabian corporation, Saudi Strategic Services (S-3), a Saudi Arabian corporation and Vinnell Arabia, a Saudi Arabian corporation.

     "Standby Letter of Credit" means an irrevocable standby Letter of Credit, consisting of either a Financial Letter of Credit or a Performance Letter of Credit.

     "Status" means, at any date of determination thereof, whichever of Level I Status, Level II Status or Level III Status exists at such date.

     "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 15% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 15% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

     "Taxes" is defined in Section 2.17.1.

     "Termination Date" means September 6, 2000.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Loan or Advance, its nature as a Alternate Base Rate Advance or Loan, Eurocurrency Committed Advance or Loan, Eurodollar Bid Rate Advance or Loan or Absolute Rate Advance or Loan.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

     "Unmatured Default" means an event which would constitute a Default under
Article VII, except that the requirement to give notice and/or the lapse of any grace period has not occurred.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                  ARTICLE II

                                  THE CREDITS
                                  -----------



     2.1. Description of Facility. Upon the terms and subject to the conditions
          -----------------------
set forth in this Agreement, the Lenders hereby grant to the Borrower a revolving credit facility pursuant to which: (i) each Lender severally agrees to make Committed Loans to the Borrower in accordance with Section 2.3; and (ii) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower in accordance with Section 2.4; provided that in no event may the aggregate principal amount of all outstanding Advances exceed the Aggregate Available Commitment.

     2.2. Availability of Facility. Subject to all of the terms and conditions
          ------------------------
of this Agreement, the facility is available from the date of this Agreement to the Termination Date, the Borrower may borrow, repay and reborrow at any time prior to the Termination Date.

     2.3. Committed Advances.
          ------------------

          2.3.1. Commitment. From and including the date of this Agreement and
                 ----------
prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Committed Loans to the Borrower from time to time in amounts having a Dollar Equivalent not to exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Advance used to repay any outstanding Reimbursement Obligations) the amount of such Lender's Percentage of the Aggregate Available Commitment. The Commitments to lend hereunder shall expire on the Termination Date.

          2.3.2. Ratable Loans; Types of Advances. Each Committed Advance
                 --------------------------------
hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Committed Advances may be Alternate Base Rate Advances or Eurocurrency Committed Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.3.5 and 2.3.6; provided, however, that
(i) Eurocurrency Committed Advances denominated in a Foreign Currency may be outstanding in not more than five Foreign Currencies at any one time and (ii) there shall not be more than eight Eurocurrency Committed Advances outstanding at any one time.

          2.3.3. Minimum Amount of Each Committed Advance. Each Eurocurrency
                 ----------------------------------------
Committed Advance shall be in an amount, having a Dollar Equivalent, of not less than $2,000,000 (and in multiples of $100,000 if in excess thereof), and each Alternate Base Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof); provided, however, that (i) up to five Eurocurrency Committed Advances in any twelve month period may be in an amount, having a Dollar Equivalent, of less than $2,000,000 but not less than $1,000,000 and (ii) any Alternate Base Rate Advance may be in the amount of the unused Aggregate Available Commitment.

          2.3.4. Applicable Margin. The Applicable Margin set forth below with
                 -----------------
respect to each Eurocurrency Committed Advance and for commitment fees, facility fees and Facility Letter of Credit Fees payable hereunder, shall be subject to adjustment (upwards or downwards, as appropriate) based on the Borrower's Status as at each Determination Date in accordance with the table set forth below. The Borrower's Status as at each Determination Date shall be determined from the then most recent annual, quarterly or pro forma financial statements of the Borrower delivered by the Borrower to the Lenders with the compliance certificate required pursuant to Section 6.1(iii) (collectively, the "Financials"). The adjustment, if any, to the Applicable Margin shall take place on, and be effective from and after, the fifth Business Day following the date the Agent has received the Financials. In the event that the Borrower shall at any time fail to furnish to the Lenders the Financials within the time limitations specified by Section 6.1 or the definition of Permitted Acquisition, as applicable, then the Borrower's Status shall be Level III Status from the date of such failure until five Business Days after such Financials are so delivered. Notwithstanding anything to the contrary contained herein, the Borrower's Status on the Effective Date shall be Level I Status and shall be adjusted as set forth above, effective five Business Days after the Agent receives the Borrower's Financials for its quarter ending September 30, 1995.

     MARGIN OR FEE                  LEVEL I     LEVEL II     LEVEL III
     Applicable Margin --             .15%        .25%         .35%
     Eurocurrency Rate
     Facility Fee                    .10%        .10%         .10%
     Commitment Fee                     0           0          .02%
     Standby Letter of Credit Fee     .15%        .25%         .35%
     (Financial)
     Standby Letter of Credit Fee     .10%       .175%         .25%
     (Performance)
     Commercial Letter of Credit      .10%       .175%         .25%
     Fee

For purposes of this Agreement, the Borrower's Status will be determined based on the following definitions:

     "Level I Status" exists at any date if, as of the last day of the then most recently ended fiscal quarter of the Borrower, the ratio of (i) Funded Debt to
(ii) EBITDA (for the four quarter period ending as of such date of determination) is less than or equal to 1.0 to 1.0.

     "Level II Status" exists at any date if, as of the last day of the then most recently ended fiscal quarter of the Borrower, (i) the requirements necessary to achieve Level I Status shall not have been satisfied and (ii) the ratio of (a) Funded Debt to (b) EBITDA (for the four quarter period ending as of such date of determination) is less than or equal to 2.0 to 1.0.

     "Level III Status" exists at any date if the requirements necessary to achieve Level I Status or Level II Status shall not have been satisfied.

          2.3.5.  Method of Selecting Types and Interest Periods for New
                  ------------------------------------------------------
Committed Advances. The Borrower shall select the Type of Committed Advance and,
------------------
in the case of each Eurocurrency Committed Advance, the Eurocurrency and the Eurocurrency Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Committed Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Alternate Base Rate Advance and at least three Business Days before the Borrowing Date for each Eurocurrency Committed Advance, specifying:

    (i) the Borrowing Date, which shall be a Business Day, of such Committed Advance,

    (ii)  the aggregate amount of such Committed Advance,

    (iii) the Type of Committed Advance selected,

    (iv) in the case of each Eurocurrency Committed Advance, the Eurocurrency applicable thereto, and

    (v) in the case of each Eurocurrency Committed Advance, the Interest Period applicable thereto.

          2.3.6.  Conversion and Continuation of Outstanding Advances.
                  ---------------------------------------------------

                  (a) Dollar Advances. Alternate Base Rate Advances shall
                      ---------------
continue as Alternate Base Rate Advances unless and until such Alternate Base Rate Advances are converted into Eurodollar Committed Advances. Each Eurodollar Committed Advance shall continue as a Eurodollar Committed Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Committed Advance shall be automatically converted into an Alternate Base Rate Advance unless repaid or unless the Borrower shall have given the Agent a Conversion/Continuation Notice in accordance with Section 2.3.6(c) requesting that, at the end of such Interest Period, such Eurodollar Committed Advance continue as a Eurodollar Committed Advance for the same or another Interest Period. Subject to the terms of Section 2.3.3, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Eurodollar Committed Advance.

                  (b) Foreign Currency Advances. Each Foreign Currency Advance
                      -------------------------
shall continue as such until the end of the then applicable Interest Period therefor, at which time such Foreign Currency Advance shall automatically be deemed to be continued as a Foreign Currency Advance in the same amount and the same Foreign Currency with a Eurocurrency Interest Period of one month (commencing on the last day of the expiring Interest Period), unless repaid or unless the Borrower shall have given the Agent a Conversion/Continuation Notice in accordance with Section 2.3.6(c) requesting that, at the end of such Interest Period, such Foreign Currency Advance continue as a Foreign Currency Advance in the same Foreign Currency for the same or another Eurocurrency Interest Period.

                  (c) General Provisions. The Borrower shall give the Agent
                      ------------------
irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Alternate Base Rate Advance or continuation of a Eurocurrency Committed Advance (as permitted by the provisions of Sections 2.3.6(a) and (b)) not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

    (i) the requested date which shall be a Business Day, of such conversion or continuation;

    (ii) the aggregate amount, Eurocurrency and Type of the Committed Advance which is to be converted or continued; and

    (iii) the amount and Type(s) of Committed Advance(s) into which such Committed Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Committed Advance, the duration of the Interest Period applicable thereto.

Notwithstanding the provisions of Sections 2.3.6(a) and (b), no Eurocurrency Committed Advance shall be continued as or converted into a Eurocurrency Committed Advance for a new Interest Period if the Dollar Equivalent of the aggregate principal amount of Advances and Facility Letter of Credit Obligations to be outstanding after giving effect to such continuation or conversion would exceed 105% of the Aggregate Commitment.

     2.4. Competitive Bid Advances.
          ------------------------

          2.4.1. Competitive Bid Option; Repayment of Competitive Bid Advances.
                 -------------------------------------------------------------
In addition to Committed Advances pursuant to Section 2.3, but subject to all of the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1 as to the maximum aggregate principal amount of all outstanding Advances hereunder), the Borrower may, as set forth in this
Section 2.4, request the Lenders, prior to the Termination Date, to make offers to make Competitive Bid Advances to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
2.4. Competitive Bid Advances shall be evidenced by the Competitive Bid Notes. Each Competitive Bid Advance shall be repaid in full by the Borrower on the last day of the Interest Period applicable thereto.

          2.4.2. Competitive Bid Quote Request. When the Borrower wishes to
                 -----------------------------
request offers to make Competitive Bid Loans under this Section 2.4, the Borrower shall transmit to the Agent by telecopy a Competitive Bid Quote Request so as to be received no later than (x) 10:00 a.m., Chicago time, at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction, or (y) 9:00 a.m., Chicago time, at least two Business Days prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction, specifying in accordance with all of the terms of this Agreement:

         (i)   the proposed Borrowing Date for the proposed Competitive Bid
               Advance;

         (ii)  the aggregate principal amount of such Competitive Bid Advance;

         (iii) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both; and

         (iv)  the Interest Period applicable thereto.

A Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurodollar Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Agent may agree) of any other Competitive Bid Quote Request. Each Competitive Bid Quote Request shall be in a minimum amount of $5,000,000 or a larger multiple of $500,000. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "B" hereto shall be rejected, and the Agent shall promptly notify the Borrower of such rejection by telecopy.

          2.4.3. Invitation for Competitive Bid Quotes. Promptly upon receipt of
                 -------------------------------------
a Competitive Bid Quote Request that is not rejected pursuant to Section 2.4.2, the Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.4.

          2.4.4. Submission and Contents of Competitive Bid Quotes.
                 -------------------------------------------------

          (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.4.4 and must be submitted to the Agent by telecopy at its offices specified in or pursuant to Article XIII not later than (i) (A) 12:45 p.m., Chicago time, in the case of First Chicago and
(B) 1:00 p.m., Chicago time, in the case of each other Lender, at least four Business Days prior to the proposed Borrowing Date in the case of a Eurodollar Auction, or (ii) (A) 8:45 a.m., Chicago time, in the case of First Chicago and
(B) 9:00 a.m., Chicago time, in the case of each other Lender, on the proposed Borrowing Date in the case of an Absolute Rate Auction (or, in any such case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Agent may agree; provided that First Chicago shall always be required to submit its Competitive Bid Quotes not less than fifteen minutes prior to the other Lenders). Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

          (b) Each Competitive Bid Quote shall in any case specify: (i) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes; (ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, (1) which principal amount may be greater than, less than or equal to the Commitment of the quoting Lender, but in no case greater than the unutilized Aggregate Available Commitment, (2) which principal amount must be at least $2,000,000 and an integral multiple of $500,000, and (3) which principal amount may not exceed the principal amount of Competitive Bid Loans for which offers were requested;
(iii) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan; (iv) the minimum or maximum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower; (v) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan; (vi) the applicable Interest Period; and (vii) the identity of the quoting Lender.

          (c) The Agent shall reject any Competitive Bid Quote that: (i) is not substantially in the form of Exhibit "D" hereto or does not specify all of the information required by Section 2.4.4(b); (ii) contains qualifying, conditional or similar language, other than any such language contained in Exhibit "D" hereto; (iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or (iv) arrives after the time set forth in Section 2.4.4(a).

          (d) If any Competitive Bid Quote shall be rejected pursuant to Section 2.4.4(c), then the Agent shall notify the relevant Lender of such rejection as soon as practicable.

          2.4.5. Notice to Borrower. The Agent shall promptly notify the
                 ------------------
Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.4.4 and (ii) of any Competitive Bid Quote that is in accordance with Section 2.4.4 and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

          2.4.6. Acceptance and Notice by Borrower. Subject to the receipt of
                 ---------------------------------
the notice from the Agent referred to in Section 2.4.5, not later than (i) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction, the Borrower shall notify the Agent of the Borrower's acceptance or rejection of the offers so notified to it pursuant to Section 2.4.5; provided, however, that the failure by the Borrower to give such notice to the Agent shall be deemed to be a rejection by the Borrower of all such offers. In the case of acceptance, such notice (a "Competitive Bid Acceptance Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.4.4(b)(iv)); provided that:

          (i) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

          (ii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be; and

          (iii) the Borrower may not accept any offer of the type described in
     Section 2.4.4(c) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Competitive Bid Loan under this Agreement.

          2.4.7. Allocation by the Agent. If offers are made by two or more
                 -----------------------
Lenders with the same Competitive Bid Margins or Absolute Rate, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day in the case of Eurodollar Bid Rate Advances, and by 11:00 a.m. (Chicago time) on the same Business Day in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Acceptance Notice and the aggregate principal amount of each Competitive Bid Advance allocated to each participating Lender.

          2.4.8. Administration Fee. The Borrower hereby agrees to pay to the
                 ------------------
Agent an administration fee for each Competitive Bid Auction in the amount agreed to in the fee letter described in Section 2.6.3. Such administration fee shall be payable in arrears on each Payment Date hereafter and on the Termination Date (or such earlier date on which the Aggregate Commitment shall terminate or be cancelled) for any period then ending for which such fee, if any, shall not have been theretofore paid.

     2.5. Method of Borrowing. In the case of Eurocurrency Advances (other than
          -------------------
Eurodollar Advances), not later than 11:00 a.m. (London time) on each Borrowing Date, each Lender shall make available its Eurocurrency Loan or Eurocurrency Loans, in funds immediately available in London, in the Foreign Currency selected by the Borrower, to the Agent at its London address specified in Schedule "2" attached hereto or at any other Lending Installation of the Agent specified in writing by the Agent. In the case of all other Advances, not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago, in Dollars, to the Agent at its Chicago address specified in Schedule "2" or at any other Lending Installation of the Agent specified in writing by the Agent. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address, as applicable.

     2.6. Fees. In addition to the Facility Letter of Credit Fees and issuance
          ----
fees identified in Section 3.8, the Borrower agrees to pay the following fees:

          2.6.1. Commitment Fee. The Borrower agrees to pay to the Agent for the
                 --------------
account of each Lender, for the period from the date hereof to and including the Termination Date, a commitment fee equal to the product of (i) the daily unborrowed portion of such Lender's Percentage of the Aggregate Available Commitment times (ii) the percentage indicated for the commitment fee in Section 2.3.4, payable on each Payment Date hereafter and on the Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans and issue or participate in Facility Letters of Credit hereunder. For purposes of calculating the commitment fee hereunder, (i) the principal amount of each Foreign Currency Advance shall be the Dollar Equivalent of such Foreign Currency Advance on the first day of each Interest Period applicable to such Advance and (ii) the principal amount of all outstanding Competitive Bid Advances shall not count as usage.

          2.6.2. Facility Fee. The Borrower agrees to pay to the Agent for the
                 ------------
account of each Lender, for the period from the date hereof to and including the Termination Date, a facility fee equal to the product of (i) the Aggregate Commitment times (ii) the percentage indicated for the facility fee in Section 2.3.4, payable on each Payment Date hereafter and on the Termination Date. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans and issue or participate in Facility Letters of Credit hereunder.

          2.6.3. Agent Fees. The Borrower agrees to pay certain fees to the
                 ----------
Agent on the dates and in the amounts set forth in that certain fee letter between the Borrower and the Agent dated August 2, 1995, as it may be amended from time to time.

     2.7. Reductions in Aggregate Commitment; Principal Payments.
          ------------------------------------------------------

          2.7.1. Reductions in Aggregate Commitment. The Borrower may
                 ----------------------------------
permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Day's written notice to the Agent, which notice shall specify, the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the sum of (i) the Dollar Equivalent of the aggregate principal amount of the then outstanding Advances plus (ii) the Facility Letter
                                                  ----
of Credit Obligations.

          2.7.2. Principal Payments.
                 ------------------

                 (a)     Optional Payments. The Borrower may from time to time
                         -----------------
pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $200,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon same day notice to the Agent. A Fixed Rate Advance may not be paid prior to the last day of the applicable Interest Period.

                 (b)     Currency Fluctuations. If at any time the Agent shall
                         ---------------------
determine that the Dollar Equivalent (and the Agent shall calculate the Dollar Equivalent upon the request of any Lender) of the aggregate principal amount of outstanding Advances and Facility Letter of Credit Obligations is greater than 105% of the Aggregate Commitment then in effect, the Borrower shall, upon one
(1) Business Day's written notice to the Borrower from the Agent, prepay an aggregate principal amount of Advances such that the Dollar Equivalent of the aggregate principal amount of outstanding Advances and Facility Letter of Credit Obligations does not exceed the Aggregate Commitment then in effect.

                 (c)     Termination. The Borrower shall pay in full, on the
                         -----------
Termination Date, the entire unpaid principal amount of the Advances made to it and repay (or cash collateralize) all other unpaid Obligations, all as more fully set forth in Sections 3.9 and 8.1.

     2.8. Changes in Interest Rate, etc. Each Alternate Base Rate Advance shall
          -----------------------------
bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Committed Advance into an Alternate Base Rate Advance pursuant to Section 2.3.6(a) to but excluding the date it becomes due or is converted into a Eurodollar Committed Advance pursuant to Section 2.3.6(a) hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Termination Date.

     2.9. Rates Applicable After Default. Notwithstanding anything to the
          ------------------------------
contrary contained in Section 2.3.5 or 2.3.6, during the continuance of a Default or Unmatured Default no Advance may be made as, converted into or continued as a Fixed Rate Advance (except with the consent of the Required Lenders). During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2% per annum.

     2.10. Method of Payment.
           -----------------

          2.10.1. General. All payments of the Obligations hereunder shall be
                  -------
made, without setoff, deduction, or counterclaim, in immediately available funds, to the Agent, in Dollars, at the Agent's address for Dollars, as specified in Schedule "2" hereto (or, in the case of payments of principal of and interest on Foreign Currency Advances, in the Foreign Currency borrowed, at the Agent's address for Foreign Currencies, as specified in Schedule "2" hereto), or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Chicago time or London time, as applicable) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender, in the same type of funds that the Agent received, at such Lender's address for Dollars or for Foreign Currencies, as specified in Schedule "2" hereto, or at any other Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

          2.10.2. Currency of Payment. All payments of principal of and interest
                  -------------------
on any Advance or payments of Reimbursement Obligations or any other Obligations hereunder shall be made by the Borrower in the currency borrowed (the "Specified Currency") in the manner and at the address (the "Specified Place") specified in
Section 2.10.1. Payment of the Obligations shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the "Judgment Currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Agent could purchase the Specified Currency with that amount of the Judgment Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder (an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate Obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

     2.11. Notes; Telephonic Notices. Each Lender is hereby authorized to record
           -------------------------
the principal amount of each of its Loans and each repayment on the schedule attached to its Notes; provided, however, that the failure to so record shall not affect the Borrower's obligations under such Notes. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds, and the Issuing Bank to issue Facility Letters of Credit, based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower (or, for the issuance of Facility Letters of Credit only, any Domestic Subsidiary). The Borrower (or such Domestic Subsidiary) agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by any of its Authorized Officers. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.12. Interest Payment Dates; Interest and Fee Basis. Interest on each
           ----------------------------------------------
Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Alternate Base Rate Advance is prepaid due to acceleration and at maturity. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time or London time, as applicable) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.13. Notification by Agent. Promptly after receipt thereof, the Agent will
           ---------------------
notify each Lender of the contents of each Aggregate Commitment reduction notice, Committed Borrowing Notice, Competitive Bid Acceptance Notice, Conversion/Continuation Notice, Letter of Credit Request, Issuance Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly in writing upon determination of such interest rate and will give each Lender prompt written notice of each change in the Alternate Base Rate.

     2.14. Lending Installations. Each Lender may book its Loans at any Lending
           ---------------------
Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.15. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender,
           ---------------------------------
as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Committed Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.16. Withholding Tax Exemption. At least five Business Days prior to the
           -------------------------
first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1101 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.17. Change in Circumstances.
           -----------------------

          2.17.1. Taxes.
                  -----

                  (a) Payments to be Free and Clear. All sums payable by the
                      -----------------------------
Borrower whether in respect of principal, interest, fees or otherwise shall be paid without deduction for any present and future taxes, levies, imposts, deductions, charges or withholdings imposed by any country, any Governmental Agency thereof or therein, any jurisdiction from which any or all such payments are made and any political subdivision or taxing authority thereof or therein (collectively, "Taxes"), which amounts shall be paid by the Borrower as provided in Section 2.17.1 (b). The Borrower will pay each Lender the amounts necessary such that the net amount of the principal, interest, fees or other sums received and retained by each Lender is not less than the amount payable under this Agreement.

                  (b) Grossing-up of Payments. If: (a) the Borrower or any other
                      -----------------------
Person is required by law to make any deduction or withholding on account of any such Tax or other amount from any sum paid or expressed to be payable by the Borrower to any Lender under this Agreement; or (b) any party to this Agreement (or any Person on its behalf) other than the Borrower is required by law to make any deduction or withholding from, or (other than on account of tax on the overall net income of that party) any payment on or calculated by reference to the amount of, any such sum received or receivable by any Lender under this
Agreement:

          (i) the Borrower shall notify the Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

          (ii) the Borrower shall pay any such Tax or other amount before the date on which penalties attached thereto become due and payable, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on any party to this Agreement) on behalf of and in the name of that party;

         (iii) the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment been required or made; and

         (iv) within thirty (30) days after payment of any sum from which the Borrower is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax or other amount which it is required by Section 2.17.1(b)(ii) to pay, it shall deliver to the Agent all such certified documents and other evidence as to the making of such deduction, withholding or payment as (a) are satisfactory to other affected parties as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority and (b) are required by any such party to enable it to claim a tax credit with respect to such deduction, withholding or payment.

          2.17.2. Yield Protection. If the adoption or promulgation, on or after
                  ----------------
the date hereof, of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change, on or after the date hereof, in the interpretation thereof, or the compliance of any Lender with any such adoption, promulgation or change in interpretation,

    (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding United States federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, its interest in the Facility Letters of Credit or other amounts due it hereunder, or

    (ii) imposes, increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

    (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or issuing letters of credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans or letters of credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held, letters of credit issued or participated in or interest received by it by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall compensate such Lender for that portion of such increased expense incurred or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its Loans, its interest in the Facility Letters of Credit, and its Commitment.

          2.17.3.   Changes in Capital Adequacy Regulations. If a Lender
                    ---------------------------------------
determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in the Facility Letters of Credit, or its obligation to make Loans, participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International
Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

          2.17.4.   Availability of Types of Advances. If any Lender determines
                    ----------------------------------
that maintenance of any of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Agent shall suspend the availability of the affected Type of Advance and require any Fixed Rate Advances of the affected Type to be repaid; or if the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund Fixed Rate Advances are not available, the Agent shall suspend the availability of the affected Type of Advance with respect to any Fixed Rate Advances made after the date of any such determination, or (ii) an interest rate applicable to a Type of Advance does not accurately reflect the cost of making a Fixed Rate Advance of such Type, then, if for any reason whatsoever the provisions of Section 2.17.2 are inapplicable, the Agent shall suspend the availability of the affected Type of Advance with respect to any Fixed Rate Advances made after the date of any such determination.

          2.17.5.   Funding Indemnification. If any payment of a Fixed Rate
                    -----------------------
Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost (including lost profits) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

          2.17.6.   Mitigation Of Additional Costs; Replacement of Lenders. If,
                    ------------------------------------------------------
in respect of any Lender, circumstances arise which result in:

    (i)   an increase in the liability of the Borrower to such Lender under
          Section 2.17.1, 2.17.2 or 2.17.3,

    (ii) the unavailability of a Type of Committed Advance under Section 2.17.4, or

    (iii) a Lender being incapable of receiving payments without deduction or withholding of United States federal income tax;

then, without in any way limiting, reducing or otherwise qualifying the Borrower's obligations under any of the Sections referred to above in this
Section 2.17.6, such Lender shall promptly upon becoming aware of such circumstances notify the Agent thereof and such Lender shall, in consultation with the Agent and the Borrower and to the extent that it can do so without disadvantaging itself, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate Lending Installation or the transfer of its Loans to another Lending Installation). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to the Borrower to mitigate the effect of the circumstances in question, such Lender shall be obliged, at the request of the Borrower, to assign all its rights and obligations hereunder to another Person nominated by the Borrower with the approval of the Agent (which shall not be unreasonably withheld) and willing to participate in the facility in place of such Lender; provided that such Person satisfies all of the requirements of this Agreement including, but not limited to, providing the forms required by Sections 2.16 and 12.3.2. Notwithstanding any such assignment, the obligations of the Borrower under Sections 2.17.1, 2.17.2, 2.17.3 and 9.7 shall survive any such assignment and be enforceable by such Lender.

          2.17.7.   Lender Statements; Survival of Indemnity. Each shall deliver
                    ----------------------------------------
a written statement of such Lender as to the amount due, if any, under Sections 2.17.1, 2.17.2, 2.17.3 or 2.17.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 2.17.1, 2.17.2, 2.17.3 and 2.17.5 shall survive payment of the Obligations and termination of this Agreement.

     2.18. Market Disruption. Notwithstanding the satisfaction of all conditions
           -----------------
referred to in Article IV with respect to any Foreign Currency Advance, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Foreign Currency Loans comprising such Advance to be denominated in the Eurocurrency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Eurocurrency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related Committed Borrowing Notice as Alternate Base Rate Loans, unless the Borrower notifies the Agent at least one Business Day before such date that it elects not to borrow on such date.

                                   ARTICLE III

                        THE LETTER OF CREDIT SUBFACILITY
                        --------------------------------

     3.1. Obligation to Issue. Subject to the terms and conditions of this
          -------------------
Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower (even though a Domestic Subsidiary may be listed as the account party thereon) through such of the Issuing Bank's branches as it and the Borrower or any Domestic Subsidiary may jointly agree, one or more Facility Letters of Credit in accordance with this Article III, from time to time during the period, commencing on the Effective Date and ending on the Business Day prior to the Termination Date.

     3.2. Types and Amounts. The issuance of a Facility Letter of Credit shall
          -----------------
be subject to the following conditions:

          (a) the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon such Issuing Bank;

          (b) after giving effect thereto, the sum of (a) the Dollar Equivalent of the aggregate unpaid principal balance of the Advances plus (b) the Facility
                                                          ----
Letter of Credit Obligations do not exceed the Aggregate Commitment as then in effect;

          (c) it does not have an expiration date after the Termination Date;

          (d) it does not have an expiration date more than twenty four (24) months after the date of its issuance; provided, however, that the aggregate face amount of all Facility Letters of Credit having an expiration date in excess of twelve (12) months outstanding at any one time shall not exceed $10,000,000; and

          (e) the Facility Letter of Credit Obligations, after giving effect to any Facility Letter of Credit requested hereunder, do not exceed $50,000,000.

     3.3. Conditions. In addition to being subject to the satisfaction of the
          ----------
conditions contained in Sections 3.2 and 4.2, the obligation of an Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

          (a) the Borrower (not a Domestic Subsidiary) shall have delivered to
                            ---
such Issuing Bank an executed application, reimbursement agreement or such other documents and materials as may be required by such Issuing Bank (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control);

          (b) the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content; and

          (c) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain that Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to that Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over that Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular.

     3.4. Procedure for Issuance of Facility Letters of Credit.
          ----------------------------------------------------

          (a) The Borrower or a Domestic Subsidiary shall give the Issuing Bank and the Agent at least three (3) Business Days' prior written notice, signed by an Authorized Officer, of any requested issuance of a Facility Letter of Credit under this Agreement (a "Letter of Credit Request") (except that, in lieu of such written notice, the Borrower or Domestic Subsidiary may give the Issuing Bank and the Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an Authorized Officer); such notice shall be irrevocable and shall specify:

          (1) whether the requested Facility Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit and, if it is a Standby Letter of Credit, whether the Borrower or Domestic Subsidiary believes it to be a Financial Letter of Credit or a Performance Letter of Credit;

          (2) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $250,000), provided, however, that up to five Facility Letters of Credit issued in any twelve month period may have a stated amount of less than $250,000 each;

          (3) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the "Issuance Date");

          (4) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall comply with the provisions of Section 3.2(c) and (d));

          (5) the name of the Issuing Bank chosen by the Borrower or Domestic Subsidiary to issue the requested Facility Letter of Credit;

          (6) the purpose for which such Facility Letter of Credit is to be issued;

          (7) the name of the account party to be listed on the Facility Letter of Credit (notwithstanding the fact that the Borrower shall be responsible therefor); and

          (8) the Person for whose benefit the requested Facility Letter of Credit is to be issued.

At the time such request is made, the Borrower or Domestic Subsidiary shall also provide the Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by such Issuing Bank and the Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 3.4(a).

          (b) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, such Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuing Bank's usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower or Domestic Subsidiary specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 3.6(a) or (iii) written or telephonic notice from the Agent stating that the issuance of such Facility Letter of Credit would violate
Section 3.2.

          (c) Each Issuing Bank shall give the Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the "Issuance Notice"), which shall indicate, in the case of the issuance of a Standby Letter of Credit, the Issuing Bank's reasonable determination as to whether such Standby Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit, which determination shall be conclusive absent manifest error.

          (d) An Issuing Bank shall not extend or amend any Facility Letter of Credit or allow a Facility Letter of Credit to be automatically extended unless the requirements of this Section 3.4 are met as though a new Facility Letter of Credit was being requested and issued.

     3.5. Reimbursement Obligations; Duties of Issuing Banks.
          --------------------------------------------------

          (a) (i) Each Issuing Bank shall promptly notify the Borrower and the Agent of any draw under a Facility Letter of Credit and the Borrower shall reimburse such Issuing Bank in accordance with Section 3.7; and (ii) any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit until payment in full is received by the pertinent Issuing Bank at (A) the Alternate Base Rate until the next succeeding Business Day and (B) the Alternate Base Rate plus 2% thereafter.

          (b) Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put that Issuing Bank under any resulting liability to any Lender or, assuming that such Issuing Bank has complied with the procedures specified in Section 3.4, all conditions to the issuance of a Facility Letter of Credit have been satisfied and any such Lender has not given a notice contemplated by Section 3.6(a) that continues in full force and effect, relieve any such Lender of its obligations hereunder to that Issuing Bank. In determining whether to pay under any Facility Letter of Credit, an Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face, with the requirements of such Facility Letter of Credit.

     3.6. Participation.
          -------------

          (a) Immediately upon (i) the Effective Date with respect to each Existing Letter of Credit and (ii) issuance by an Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in Section 3.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to its Percentage in such Facility Letter of Credit (including, without limitation, all rights and obligations of the Issuing Bank with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by any Issuing Bank shall not be deemed to be a Facility Letter of Credit for purposes of this Section 3.6 if such Issuing Bank shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions contained in Section
4.2 is not then satisfied, and, in the event an Issuing Bank receives such a notice, it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or it receives a notice from the Agent that such condition has been effectively waived in accordance with the provisions of this Agreement.

          (b) In the event that any Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to such Issuing Bank pursuant to Section 3.7 hereof, such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender, of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank the amount of such Lender's Percentage of the unreimbursed amount of such payment, and the Agent shall promptly pay such amount to the Issuing Bank. The failure of any Lender to make available to the Agent for the account of any Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

          (c) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to the Agent and the Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Percentage thereof.

          (d) Upon the request of the Agent or any Lender, an Issuing Bank shall furnish to such Agent or Lender copies of any Facility Letter of Credit to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Agent or Lender.

          (e) The obligations of a Lender to make payments to the Agent for the account of each Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

     3.7. Payment of Reimbursement Obligations.
          ------------------------------------

          (a) The Borrower agrees to pay to each Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with any Facility Letter of Credit immediately when due (and in any event shall reimburse an Issuing Bank for drawings under a Facility Letter of Credit issued by it no later than the next Business Day after payment by that Issuing Bank), irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

          (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (2) the existence of any claim, setoff, defense or other right which the Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

          (3) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, so long as the Issuing Bank adhered to the provisions contained in Article 13 (Standard for Examination of Documents) of the Uniform Customs and Practice for Documentary Credits, 1993 Revision;

          (4) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

          (5)  the occurrence of any Default or Unmatured Default.

          (b) In the event any payment by or for the account of the Borrower or any Subsidiary received by an Issuing Bank with respect to a Facility Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from that Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by that Issuing Bank, contribute such Lender's Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by that Issuing Bank upon the amount required to be repaid by it.

     3.8. Compensation for Facility Letters Of Credit.
          -------------------------------------------

          (a) The Borrower shall pay to the Agent, for the ratable account of the Lenders, based upon the Lenders' respective Percentages, a fee (the "Facility Letter of Credit Fee") with respect to each Facility Letter of Credit that is:

          (1) a Standby Letter of Credit, for the period from the Issuance Date thereof to but including the final expiration date thereof, in a per annum amount equal to the product of (A) the average daily undrawn amount of such Standby Letter of Credit times (B) with respect to a Standby Letter of Credit that is (1) a Financial Letter of Credit, the percentage indicated as the Applicable Margin for the Standby Letter of Credit Fee (Financial) in
               Section 2.3.4 or (2) a Performance Letter of Credit, the percentage indicated as the Applicable Margin for the Standby Letter of Credit Fee (Performance) in Section 2.3.4, and

          (2) a Commercial Letter of Credit, in an amount equal to the percentage indicated as the Applicable Margin for the Commercial Letter of Credit Fee in Section 2.3.4 times the face amount of such Commercial Letter of Credit.

The Facility Letter of Credit Fees shall be due and payable in arrears on each Payment Date and, to the extent any such fees are then due and unpaid, on the Termination Date. The Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof.

          (b) Each Issuing Bank shall have the right to receive issuance fees for any Facility Letter of Credit solely for its own account in an amount in accordance with its standard fee schedule or such other amount to which it and the Borrower may agree in writing. In addition, each Issuing Bank shall be entitled to receive its reasonable out-of-pocket costs of issuing and servicing Facility Letters of Credit.

     3.9. Letter of Credit Collateral Account. From and after the occurrence and
          -----------------------------------
during the continuance of a Default, the Borrower hereby agrees that it will, until the Termination Date, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Agent's office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Agent, for the benefit of the Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account.

                                 ARTICLE IV

                            CONDITIONS PRECEDENT

     4.1. Initial Advance and Facility Letter of Credit. The Lenders shall not
          ---------------------------------------------
be required to make the initial Advance and, if the initial Advance shall not have been made, an Issuing Bank shall not be obligated to issue any Facility Letter of Credit hereunder to the Borrower and, in any event, this Agreement shall not become effective unless the Borrower has furnished to the Agent with sufficient copies for the Lenders, the following items (and the date upon which all such items shall have been so furnished is hereinafter referred to as the "Effective Date"):

   (i) Copies of the certificate or articles of incorporation, together with all amendments, and a certificate of good standing for the Borrower, both certified, as of a recent date, by the appropriate governmental officer in its jurisdiction of incorporation.

   (ii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the performance and execution of the Loan Documents.

   (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the Authorized Officers of (a) the Borrower authorized to sign the Loan Documents and to make borrowings and request Facility Letters of Credit hereunder and (b) each Domestic Subsidiary authorized to request Facility Letters of Credit hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

   (iv) A compliance certificate, signed by the chief financial officer or controller of the Borrower, in substantially the form attached hereto as Exhibit "G".

   (v) A written opinion of counsel to the Borrower, addressed to the Lenders in substantially the form of Exhibit "E".

   (vi)   Notes from the Borrower payable to the order of each of the Lenders.

   (vii) Written money transfer instructions, in substantially the form of Exhibit "F" hereto, addressed to the Agent and signed by an Authorized Officer of the Borrower, together with such other related money transfer authorizations as the Agent may have reasonably requested.

   (viii) The Guaranty executed by each Guarantor, together with an opinion of counsel to the Guarantors in form and substance satisfactory to the Agent.

   (ix) Evidence satisfactory to the Agent that the Borrower and certain of its Subsidiaries party thereto have paid (or will pay with the initial advance hereunder) in full and terminated the existing credit agreement, dated July 20, 1993, among the Borrower, such Subsidiaries, the lenders party thereto and Corestates Bank, N.A. as agent for such lenders and have released all Liens granted in connection therewith.

   (x)    The insurance certificate described in Section 5.18.

   (xi) Payment of any fees due to the Agent pursuant to the letter agreement referred to in Section 2.6.3.

   (xii) Such other documents as any Lender or its counsel may have reasonably requested.

     4.2.   Each Advance and Facility Letter of Credit. No Lender shall be
            ------------------------------------------
required to make any Advance (other than a Committed Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of the sum of outstanding (x) Committed Advances and (y) Reimbursement Obligations) and the Issuing Bank shall not be obligated to issue any Facility Letter of Credit, unless on the applicable Borrowing Date or Issuance Date:

    (i) There exists no Default or Unmatured Default before and after giving effect to such advance or issuance.

    (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date or Issuance Date, as the case may be, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall remain true and correct on and as of such earlier date.

    (iii) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be satisfactory to the Lenders and their counsel.

     Each Borrowing Notice with respect to each such Advance and each Letter of Credit Request with respect to each Facility Letter of Credit (even if delivered by a Domestic Subsidiary) shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender or the Issuing Bank may require a duly completed compliance certificate in substantially the form of Exhibit "G" hereto as a condition to making an Advance or issuing a Facility Letter of Credit.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

     The Borrower represents and warrants to the Lenders that:

     5.1.   Corporate Existence and Standing. Each of the Borrower and its
            --------------------------------
Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     5.2.   Authorization and Validity. The Borrower has the corporate power
            --------------------------
and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3.   No Conflict; Government Consent. Neither the execution and delivery
            -------------------------------
by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's certificate or articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Agency, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     5.4. Financial Statements. The December 31, 1994 and June 30, 1995
          --------------------
consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     5.5. Material Adverse Change. Since December 31, 1994, there has been no
          -----------------------
change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     5.6. Taxes. The Borrower and its Subsidiaries have filed all United States
          -----
federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.7. Litigation and Contingent Obligations. Except as set forth on Schedule
          -------------------------------------
"3" hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.8. Subsidiaries. Schedule "4" hereto (as the same may have been revised
          ------------
in accordance with Section 6.16) contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

     5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in
          -----
the aggregate exceed $7,500,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan (except that any Single Employer Plan may be terminated so long as all Unfunded Liabilities with respect to such Plan are paid or otherwise eliminated).

     5.10. Accuracy of Information. No information, exhibit or report furnished
           -----------------------
by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes
           ------------
less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a
           -------------------
party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

     5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied
           --------------------
with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or Government Agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.14. Ownership of Properties. Except as set forth on Schedule "5" hereto,
           -----------------------
on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.17, to all of the Property and assets reflected in the financial statements as owned by it.

     5.15. Investment Company Act. Neither the Borrower nor any Subsidiary
           ----------------------
thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.16. Public Utility Holding Company Act. Neither the Borrower nor any
           ----------------------------------
Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.17. Subordinated Indebtedness. The Obligations constitute senior
           -------------------------
indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

     5.18. Insurance. The certificate signed by the President or Chief Financial
           ---------
Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate as of the date of this Agreement. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

     5.19. Solvency. Immediately following the making of each Loan, if any, made
           --------
on the (i) Effective Date and after giving effect to the application of the proceeds of such Loans, and (ii) date of any Permitted Acquisition and after giving effect to the application of the proceeds of such Loans,

          (a) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis;

          (b) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

          (c) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

          (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are now proposed to be conducted.

The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond (i) the Borrower's ability to pay its debts as they mature and (ii) the ability of the Borrower and its Subsidiaries on a consolidated basis to pay all such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

     5.20. Single Business Enterprise. The Borrower and its Subsidiaries have
           --------------------------
historically operated as, and intend to continue operating as a single business enterprise. Although separate entities, the Borrower and its Subsidiaries operate under a common business plan. Each of the Borrower and its Subsidiaries will accordingly benefit from the financing arrangement established by this Agreement. The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty, the Borrower would not have qualified separately for the total amount of the credit facilities established hereby.

                                 ARTICLE VI

                                 COVENANTS
                                 ---------

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1.   Financial Reporting. The Borrower will maintain, for itself and each
            -------------------
Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

    (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants of recognized national standing selected by the Borrower, prepared in accordance with generally accepted accounting principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and changes in shareholder's equity statements, and a statement of cash flows, accompanied by any management letter or other similar written materials prepared by said accountants.

    (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and changes in shareholder's equity statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or controller.

    (iii) Together with the financial statements required pursuant to Sections 6.1(i) and 6.1(ii) and the pro forma financial statements required pursuant to the definition of Permitted Acquisition, a compliance certificate in substantially the form of Exhibit "G" hereto signed by its chief financial officer or controller showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

    (iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA; provided, however, that in lieu thereof, the Borrower may deliver an audited financial statement for any Single Employer Plan, prepared by the Borrower's independent certified public accountants.

    (v) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

     (vi) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     (vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

     (viii) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

     (ix) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

     6.2.   Use of Proceeds. The Borrower will, and will cause each Subsidiary
            ---------------
to, use the Facility Letters of Credit and the proceeds of the Advances for general corporate purposes (including Investments and Acquisitions permitted hereunder), and to repay outstanding Advances and Reimbursement Obligations. The Borrower will not, nor will it permit any Subsidiary to, use any of the Facility Letters of Credit or the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

     6.3.   Notice of Default. The Borrower will, and will cause each Subsidiary
            -----------------
to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

     6.4.   Conduct of Business. The Borrower will, and will cause each
            -------------------
Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and (other than sales of Subsidiaries and mergers of the Borrower or any Subsidiary which are permitted under this Agreement) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     6.5.   Taxes. The Borrower will, and will cause each Subsidiary to, pay
            -----
when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     6.6.   Insurance. The Borrower will, and will cause each Subsidiary to,
            ---------
maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

     6.7.   Compliance with Laws. The Borrower will, and will cause each
            --------------------
Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and obtain and maintain in effect all consents, licenses, permits, orders or other governmental approvals necessary in order to perform its obligations under the Loan Documents.

     6.8.   Maintenance of Properties. The Borrower will, and will cause each
            -------------------------
Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.9.   Inspection. The Borrower will, and will cause each Subsidiary to,
            ----------
permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.

     6.10.  Dividends. The Borrower will not, nor will it permit any Subsidiary
            ---------
to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its then outstanding capital stock at any time at which a Default or Unmatured Default exists or would exist after giving effect to such dividend, redemption, repurchase, acquisition or retirement; provided, however, that (i) any Subsidiary may at any time declare and pay dividends to the Borrower or to a Wholly-Owned Subsidiary, (ii) the Borrower may redeem, repurchase or otherwise acquire or retire its then outstanding capital stock to the extent permitted by
Section 6.16.1(iv) and (iii) from and after September 1, 1996, the Borrower may declare and pay dividends on its capital stock, provided that the aggregate amount of such dividends shall at no time exceed twenty percent (20%) of the Borrower's cumulative Net Income since July 1, 1996 (taken as one accounting period).

     6.11. Indebtedness. The Borrower will not, nor will it permit any
           ------------
Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

    (i)     The Loans and the Facility Letters of Credit.

    (ii) Indebtedness existing on the date hereof and described in Schedule "5" hereto.

    (iii)   The Guaranty.

    (iv) Contingent Obligations by endorsement of instruments for deposit or collection in the ordinary course of business.

    (v) Indebtedness not included in any of the foregoing exceptions, so long as no Default or Unmatured Default has occurred and is continuing on the date of its creation or incurrence.

     6.12.   Merger. The Borrower will not, nor will it permit any
             ------
Subsidiary to, merge or consolidate with or into any other Person, except
(i) that a Subsidiary may merge with and into the Borrower or a Wholly-Owned Subsidiary and (ii) pursuant to a Permitted Acquisition.

     6.13.   Sale of Assets. The Borrower will not, nor will it permit any
             --------------
Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) sales of inventory in the ordinary course of business and (ii) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

     6.14.   Affiliates. Except as otherwise described on Schedule "6"
             ----------
hereto, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.15.   Subordinated Indebtedness. The Borrower will not, and will not
             -------------------------
permit any Subsidiary to, (i) make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or (ii) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

     6.16.   Investments and Acquisitions.
             ----------------------------

             6.16.1. Investments. The Borrower will not, nor will it permit any
                     -----------
Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

     (i)     Marketable Securities.

     (ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule "4" hereto.

     (iii) Any Investment consisting of (A) the acquisition of stock or other equity interests which constitutes a Permitted Acquisition, (B) the creation of a new Subsidiary to act as the Purchaser in a Permitted Acquisition and (C) an Investment in a Subsidiary for the purpose of facilitating a Permitted Acquisition.

     (iv) Investments by the Borrower in shares of its stock to be held in treasury for purposes of providing such shares to the employee stock ownership plan.

     (v) Investments in (A) IABG, in an aggregate amount not to exceed 6,000,000 Deutsche marks and (B) Specified Subsidiaries, in an aggregate amount not to exceed $5,000,000.

     (vi) Investments (other than Investments in Specified Subsidiaries) not included in any of the foregoing exceptions, in an aggregate amount not to exceed, in any calendar year, the greater of (i) $15,000,000 or (ii) fifteen percent (15%) of the Borrower's Net Worth; provided, however, that all such
                                       --------  ------
             Investments are related to the Borrower's existing lines of business.

             6.16.2. Acquisitions. The Borrower will not, nor will it permit any
                     ------------
Subsidiary to, make any Acquisition of any Person, except for Permitted Acquisitions. Upon the consummation of any Permitted Acquisition, (i) the Borrower may deliver to the Lenders a revised Schedule "4" listing any new Subsidiary, if any, formed or acquired pursuant to such Permitted
Acquisition (each, a "New Subsidiary"), and such revised Schedule shall replace the old Schedule and shall be deemed to have become part of the Agreement and (ii) the Borrower shall or shall cause any such New
Subsidiary to deliver to the Agent, promptly but in any event within five days, an executed counterpart to become a Guarantor under the Guaranty, in the form of Exhibit "H" attached hereto, and appropriate corporate resolutions and incumbency certificates authorizing such execution and delivery and an opinion of counsel related thereto, in form and substance satisfactory to the Agent.

     6.17.   Liens. The Borrower will not, nor will it permit any
             -----
Subsidiary to, (i) be a party to any agreement or undertaking with any lender or other person whereby the Borrower or such Subsidiary shall commit itself to any undertaking similar in tenor or effect to this Section 6.17 and (ii) create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

     (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

     (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

     (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

     (v)     Liens existing on the date hereof and described in Schedule
             "5" hereto.

     6.18.   Financial Covenants. The Borrower shall maintain, for itself
             -------------------
and its Subsidiaries on a consolidated basis, each of the following financial covenants, each calculated in accordance with Agreement Account
Principles:

     6.18.1. Debt to Total Capitalization. The Borrower shall maintain, on
             ----------------------------
     a consolidated basis, at all times a ratio of (i) Debt to (ii) the sum of
     (a) Net Worth plus (b) Debt, all determined on a consolidated basis for the
                   ----
     Borrower and its Subsidiaries, not exceeding .60 to 1.0.

     6.18.2. Debt to EBITDA. The Borrower shall maintain, on a consolidated
             --------------
     basis, as of the end of each fiscal quarter a ratio of (i) Debt to (ii) EBITDA for such fiscal quarter and the three immediately preceding fiscal quarters, not exceeding 3.0 to 1.0.


                                ARTICLE VII

                                  DEFAULTS
                                  --------


            The occurrence of any one or more of the following
                     events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Facility Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

     7.2. Nonpayment of principal of any Note when due; nonpayment of any Reimbursement Obligation when due; or nonpayment of interest upon any Note or of any fee or other obligation under any of the Loan Documents within five days after the same becomes due.

     7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.15, 6.16, 6.17 or 6.18.

     7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within fifteen days after the earlier to occur of (i) receipt of written notice from the Agent or any Lender or (ii) the date the Borrower becomes aware of any such breach.

     7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness in excess of $5,000,000 in the aggregate when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in excess of $5,000,000 in the aggregate was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness in excess of $5,000,000 in the aggregate of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property that constitutes a Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any portion of its Property that constitutes a Substantial Portion, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

     7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     7.11.   Any Change in Control shall occur.

     7.12. Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.

     7.13. Twenty-five percent (25%) or more of the value of any class of equity interests (which are not "publicly-offered securities" within the
                            ---
meaning of 29 C.F.R. Sec.2510.3-101 (b)(2)) in the Borrower shall be held by "benefit plan investors" within the meaning of 29 C.F.R. Sec.2510.3-101(f).

     7.14. The Borrower or any Subsidiary shall have received notice of the suspension or debarment of the Borrower or any Subsidiary from contracting with the federal government.


                                ARTICLE VIII

               ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
               ----------------------------------------------


     8.1.    Acceleration. If any Default described in Section 7.6 or 7.7
             ------------
occurs with respect to the Borrower, the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs and is continuing, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing following the occurrence and during the continuance of a Default, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Agent the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds shall be invested by the Agent from time to time in its discretion in certificates of deposit of First Chicago having a maturity not exceeding thirty days, so long as the Borrower has provided the Agent with such documents as the Agent shall have requested in order to perfect a security interest in such certificates of deposit. Such funds shall be promptly applied by the Agent to reimburse any Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

    If, within 14 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2.    Amendments. Subject to the provisions of this Article VIII,
             ----------
the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however,
                                                     --------  -------
that no such supplemental agreement shall, without the consent of each Lender, directly or indirectly, affected thereby:

     (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

     (ii)    Reduce the percentage specified in the definition of Required
             Lenders.

     (iii) Reduce the amount or extend the payment date for, the mandatory payments required under Section 2.7, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

     (iv)    Amend (a) this Section 8.2 or (b) Section 3.2, 7.6 or 7.7.

     (v) Increase the maximum drawable amount or extend the expiration date of any outstanding Facility Letter of Credit (except as expressly permitted by its terms and in accordance with
             Article III) or reduce the principal amount of or extend the time of payment of any Reimbursement Obligation or fee associated with any Facility Letter of Credit.

     (vi) Release any Guarantor of any of the Obligations or release all or substantially all of any collateral, if any.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of any fee payable to, and for the sole benefit of, the Agent without obtaining the consent of any other party to this Agreement.

     8.3.    Preservation of Rights. No delay or omission of the Lenders or
             ----------------------
the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                                 ARTICLE IX


                             GENERAL PROVISIONS
                             ------------------


     9.1.    Survival of Representations. All representations and
             ---------------------------
warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.

     9.2.    Governmental Regulation. Anything contained in this Agreement
             -----------------------
to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3.    Taxes. Any taxes (excluding federal income taxes on the
             -----
overall net income of any Lender) or other similar assessments or charges ruled payable by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

     9.4.    Headings. Section headings in the Loan Documents are for
             --------
convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5.    Entire Agreement. The Loan Documents, together with the letter
             ----------------
agreement referred to in Section 2.6.3, embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

     9.6.    Several Obligations; Benefits of this Agreement. The
             -----------------------------------------------
respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7.    Expenses; Indemnification. The Borrower shall reimburse the
             -------------------------
Agent for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Guaranty and the Loan Documents (subject to any limitation contained in the letter agreement referred to in Section 2.6.3). The Borrower also agrees to reimburse the Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Guaranty and the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the Guaranty and the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or the use or intended use of any Facility Letter of Credit hereunder; provided that in no event shall any Person be entitled to indemnification
--------
for any such losses, claims, damages, penalties, judgments, liabilities or expenses arising out of the gross negligence or willful misconduct of such Person or any of its Affiliates. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     9.8.    Numbers of Documents. All statements, notices, closing
             --------------------
documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.9.    Accounting. Except as provided to the contrary herein, all
             ----------
accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10.   Severability of Provisions. Any provision in any Loan Document
             --------------------------
that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11.   Nonliability of Lenders. The relationship between the Borrower
             -----------------------
and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     9.12.   Language. The Loan Documents and all notices, communications,
             --------
opinions and other documents to be furnished by or on behalf of the Borrower pursuant to the Loan Documents shall be in the English language or, in the case of any notices, communications, opinions or other documents submitted in another language, accompanied by a certified English translation thereof and in the event of any conflict between the English text and such other text of any such document, the English text shall prevail.

     9.13.   CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING
             -------------
A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN
ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.14.   CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY
             -----------------------
SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     9.15.   WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER
             --------------------
HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.16.   Confidentiality. Each Lender agrees to hold any confidential
             ---------------
information which it may receive from the Borrower or any Subsidiary pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee on a need-to-know basis, (iii) upon request from regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person as required in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.4.

                                  ARTICLE X

                                  THE AGENT
                                  ---------


     10.1.   Appointment. The First National Bank of Chicago is hereby
             -----------
appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

     10.2.   Powers. The Agent is hereby authorized to execute and accept
             ------
the Guaranty. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3.   General Immunity. Neither the Agent nor any of its directors,
             ----------------
officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     10.4.   No Responsibility for Loans, Recitals, etc. Neither the Agent
             -------------------------------------------
nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity), unless such information would have a Material Adverse Effect.

     10.5.    Action on Instructions of Lenders. The Agent shall in all
              ---------------------------------
cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6.   Employment of Agents and Counsel. The Agent may execute any of
             --------------------------------
its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7.   Reliance on Documents; Counsel. The Agent shall be entitled to
             ------------------------------
rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8.   Agent's Reimbursement and Indemnification. The Lenders agree
             -----------------------------------------
to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9.   Rights as a Lender. In the event the Agent is a Lender
             ------------------
(including its capacity as an Issuing Bank), the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

     10.10.   Lender Credit Decision. Each Lender acknowledges that it has,
              ----------------------
independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

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



     10.11.  Successor Agent. The Agent may resign at any time by giving
             ---------------
written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.


                                ARTICLE XI.


                          SETOFF; RATABLE PAYMENTS
                          ------------------------



     11.1.   Setoff. In addition to, and without limitation of, any rights
             ------
of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2.   Ratable Payments. If any Lender, whether by setoff or
             ----------------
otherwise, has payment made to it upon its share of any Advance (other than payments received pursuant to Sections 2.17.1, 2.17.2, 2.17.3 or 2.17.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans comprising that Advance held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans comprising that Advance. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                     52

                                ARTICLE XII

             BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
             -------------------------------------------------

     12.1.   Successors and Assigns. The terms and provisions of the Loan
             ----------------------
Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that
(i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that
                                                   --------  -------
no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section
12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2.   Participations.
             --------------

          12.2.1. Permitted Participants; Effect. Any Lender may, in the
                  ------------------------------
     ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Lender's Percentage of Facility Letters of Credit, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to
                  ---------------
     approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Facility Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Facility Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Facility Letter of Credit or Commitment, releases any Guarantor or releases any substantial portion of collateral, if any, securing any such Loan or Facility Letter of Credit.

                                     53

          12.2.3. Benefit of Setoff. The Borrower agrees that each
                  -------------------
     Participant shall be deemed to have the right of setoff provided in
     Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3.   Assignments.
             -----------

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary
                  ---------------------
     course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit "I" hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that
                                                    --------  -------
     if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld.

          12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of
                  ----------------------
     a notice of assignment, substantially in the form attached as Annex "I" to Exhibit "I" hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Facility Letters of Credit and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by any of the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to its Percentage of the Aggregate Commitment, Facility Letters of Credit and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitments, as adjusted pursuant to such assignment. In addition, within a reasonable time after the effective date of any assignment, the Agent shall, and is hereby authorized and directed to, revise Schedule "1" reflecting the revised Percentages of each of the Lenders and shall distribute such revised Schedule "I" to the Lenders and the Borrower and such revised Schedule "1" shall replace the old Schedule "1" and become part of this Agreement.

                                     54

          12.4.  Dissemination of Information. The Borrower authorizes each
                 ----------------------------
     Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and
                                    --------
     prospective Transferee agrees to be bound by the confidentiality restrictions set forth in Section 9.16 of this Agreement.

          12.5.   Tax Treatment. If any interest in any Loan Document is
                  -------------
     transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of
     Section 2.16.

                                ARTICLE XIII
                                  NOTICES
                                  -------

          13.1.   Giving Notice. Except as otherwise permitted by Section
                  -------------
     2.11 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

          13.2.   Change of Address. The Borrower, the Agent and any Lender
                  -----------------
     may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


                                ARTICLE XIV
                                COUNTERPARTS
                                ------------

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

                                     55

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.



                              BDM INTERNATIONAL, INC.,
                               as the Borrower



                              By: /s/ Judith N. Huntzinger
                                  --------------------------------------

                              Print Name: JUDITH N. HUNTZINGER
                                          ------------------------------

                              Title: SENIOR VICE PRESIDENT & CONTROLLER
                                     -----------------------------------
                                        1501 BDM Way
                                        McLean, VA 22102
                                        Phone: (703) 848-5066
                                        Fax: (703) 848-6270

                              Attention:     Judith N.Huntzinger,
                                             Senior Vice President
                                             and Controller


                              THE FIRST NATIONAL BANK OF CHICAGO,
                              Individually and as Agent


                              By: /s/ Ted Wozniak
                                  --------------------------------------

                              Print Name: TED WOZNIAK / AUTHORIZED AGENT
                                          ------------------------------


                              Title:  Managing Director
                                     -----------------------------------
                                        One First National Plaza
                                        Chicago, Illinois 60670
                                        Phone: (312) 732-1032
                                        Fax: (312) 732-3885

                              Attention:     Theodore C. Wozniak


                                     56

                              CORESTATES BANK, N.A.,
                                  lndividually and as Co-Agent


                              By: /s/ Matthew T. Panarese
                                  -----------------------------

                              Print Name: MATTHEW T. PANARESE
                                          ---------------------
                              Title: VICE PRESIDENT
                                     --------------------------
                                        FC 1-8-3-16
                                        1339 Chestnut Street
                                        Philadelphia, Pennsylvania
                                        19101-7618
                                        Phone (215) 973-3646
                                        Fax: (215) 973-6745

                              Attention:     Matthew T. Panarese
                                             Vice President


                                   CRESTAR BANK By


                              By: /s/ Diane D. Taylor
                                  -----------------------------

                              Print Name: DIANE D. TAYLOR
                                          ---------------------

                              Title:   SVP
                                     --------------------------
                                        8245 Boone Boulevard Suite 300
                                        Vienna, Virginia 22182
                                        Phone (703) 902-9084
                                        Fax: (703) 902-9075

                              Attention:     Diane Taylor
                                             Senior Vice President


                              SIGNET BANK


                              By: /s/ Michael C. O'grady
                                  -----------------------------

                              Print Name: MICHAEL C. O'GRADY
                                          ---------------------

                              Title: VICE PRESIDENT
                                     --------------------------
                                        7799 Leesburg Pike,
                                        N. Tower Falls
                                        Church, VA 22043
                                        Phone: (703) 714-5034
                                        Fax: (703) 506-9551

                              Attention:     Michael C. O'Grady
                                             Vice President




                                     57

                              THE, BANK OF TOKYO LIMITED,
                              NEW YORK AGENCY


                              By: /s/ Yukio Yanaka
                                  -----------------------------

                              Print Name: YUKIO YANAKA
                                          ---------------------

                              Title: SENIOR VICE PRESIDENT
                                     --------------------------
                                        1251 Avenue of the Americas
                                        New York, New York 10116-3138
                                        Phone: (201) 413-8726
                                        Fax: (201) 413-8920/8922

                              Attention:    Aura Buchberger

                              with a copy to:

                                        2000 K Street, N.W. - Suite 701
                                        Washington, DC 20006
                                        Phone: (202)463-0177
                                        Fax: (202) 293-3416

                              Attention:    R. Frederick Kay, Jr.

                              BAYERISCHE VEREINSBANK AG,
                                   New York Branch


                              By: /s/ Marrianne Weinzinger
                                  -----------------------------

                              Print Name: MARRIANNE WEINZINGER
                                          ---------------------

                              Title: VICE PRESIDENT
                                     --------------------------
                                        335 Madison Avenue 19th Floor
                                        New York, New York 10017-4679
                                        Phone: (212) 210-0352
                                        Fax: (212) 880-9724

                              Attention:     Marrianne Weinzinger



                                     58